Exhibit 99.1

For more information, contact:

Henry Miller - financial contact	George Thomas - media contact
Tel: 484-582-5445	Tel: 484-582-5635
henry.miller@sungard.com	george.thomas@sungard.com

SunGard Announces First Quarter 2014 Results

Wayne, PA – May 8, 2014 – SunGard Data Systems Inc. (“SunGard”), one of the world’s leading software and technology services companies, today reported results for the first quarter ended March 31, 2014. For the first quarter, revenue was $653 million, up 2% year over year. Currency had no material impact on reported revenue for the quarter compared to the prior year. For the first quarter, the Company had an operating loss of $289 million, which included a $339 million non-cash impairment charge of the SunGard trade name as a result of the split-off of the Availability Services business. Excluding this charge, operating income was $50 million and the operating income margin was 7.7%. Adjusted EBITDA was $145 million, up 13% year over year, and the adjusted EBITDA margin was 22.2%, up 2.1 points year over year. Adjusted EBITDA is defined in Note 1 attached to this release.

As previously announced, during the quarter, the Company completed the tax-free split-off of its Availability Services business, which had annual revenue of approximately $1.4 billion in 2013, and the sale of two small businesses within the Financial Systems segment with combined 2013 annual revenues of $48 million. These businesses are included in our financial results as discontinued operations. For historical information on continuing operations, see Note 2 attached to this release.

Russ Fradin, president and chief executive officer, commented, “We’re pleased to have successfully completed the split-off of the Availability Services business on March 31st. This is a key milestone in the history of our Company and allows both businesses to focus on their respective strategies and opportunities. We’re executing a strategy that is already gaining traction, as seen by our improving revenue trends, particularly in our treasury, asset management, and public sector solutions. We are on a clear path to deliver better solutions, continued growth and increased value.”

Financial Systems (“FS”) segment revenue was $600 million in the first quarter, up 2% year over year (up 1% year over year adjusting for currency) driven by growth in software and services. FS segment costs and expenses were $461 million, flat year over year. Investments in sales, marketing and development were offset by lower administrative expenses and higher software capitalization related to our new product development. In the quarter, we also benefited from a reduction in our vacation liability estimate as previously disclosed. Adjusted EBITDA for the period was $139 million, up 9% from the prior year, and the adjusted EBITDA margin was 23.2%, up 1.6 points from last year.

1

Notable deals in the quarter included the following:

•	SunGard’s multi-asset solutions for derivatives and securities processing were selected by a leading bank in the Asia Pacific region. This same bank selected SunGard’s Apex Collateral for their ECM solution.

•	SunGard’s Wall Street Concepts was selected as the provider of Business Process Outsourcing services by one of the world’s top 20 global banks for their tax processing solution.

•	SunGard’s InvestOne was migrated from an in-house solution to an Application Service Provider arrangement by a U.S.-based asset management and investment planning firm.

•	SunGard’s Valdi was renewed by a top market-maker to provide support for its U.S. and international trading.

•	SunGard’s Monis and Front Arena were selected by one of the largest Japanese banks to provide a front-to-back, convertible bond market-making platform.

•	SunGard’s treasury payments and messaging solutions were selected by a leading hand-held device manufacturer for improved cash and risk management.

•	SunGard’s iWorks Compass policy administration solution was selected by a Thailand life insurance company as a single, standardized platform for their high net worth suite of products.

•	SunGard’s Front Arena, VPM and Investier were selected by a new UK-based hedge fund as a basis for their trading, investment management, and fund accounting and reporting solutions.

•	SunGard’s Investor’s View and WealthStation were selected by a large asset management and retirement solutions firm to support its regulatory compliance, investment management and client acquisition/retention initiatives.

Public Sector and Education (“PS&E”) segment revenue was $53 million in the first quarter, up 6% year over year. PS&E segment costs and expenses were $37 million, up 5% year over year, driven by a greater focus on sales capacity and professional services. Adjusted EBITDA was $16 million, up 9% year over year, and the adjusted EBITDA margin was 30.1%, up 0.9 points from last year. These results reflect strong demand for our public sector business as customers embrace our new solutions.

Notable deals in the quarter included the following:

•	SunGard Public Sector’s ONESolution was selected by a county in California to provide enterprise-wide software solutions for finance, payroll and human resources.

•	SunGard K-12 Education’s BusinessPLUS was selected by a large public school district in Kansas to help manage critical financial, procurement, payroll and personnel functions.

•	SunGard Public Sector’s ONESolution was selected by a city in Ohio to provide public safety solutions for computer-aided emergency dispatch, records management and mobile computing.

•	SunGard K-12 Education’s eSchoolPLUS was selected by a large public school district in Pennsylvania to help manage student data and support student achievement.

2

Financial Position

For the three months ended March 31, 2014, the continuing operations of the Company generated $86 million in cash flow from operations. Capital expenditures were $28 million, including increased capitalization of software as a result of new product investments. For historical information on 2013 cash flows, see Note 3 attached to this release.

During the first quarter, the Company used its cash flow and available cash to repay $319 million of debt. In addition, as a result of the split-off of the Availability Services business, on March 31, 2014 the Company prepaid approximately $1,005 million of term loans and retired approximately $389 million of its 7.375% notes due 2018.

At March 31, 2014, total debt was $4.7 billion and cash was $355 million. The Company’s leverage ratio, as defined in its senior secured credit agreement, was 5.42x. The leverage ratio is calculated using adjusted EBITDA as defined in Note 4 attached to this release. See Note 5 attached to this release for supplemental information on debt.

Conference Call & Webcast

SunGard will host a conference call and live web broadcast to discuss first quarter 2014 results today at 9:00 a.m. (Eastern Time). The dial-in number for the conference call is 706-902-1370, and the conference ID number is 33023729. You may also listen to the call at www.investorcalendar.com by clicking on the “audio” icon for SunGard. An audio replay will be available two hours after the call ends through midnight on May 22, 2014. To listen to the replay, please dial 1-855-859-2056 or 404-537-3406 and enter the conference ID number 33023729.

About SunGard

SunGard is one of the world’s leading software and technology services companies, with annual revenue of about $2.8 billion. SunGard provides software and processing solutions for the financial services, public sector and education markets. SunGard serves approximately 16,000 customers in more than 70 countries and has approximately 13,000 employees. For more information, please visit www.sungard.com.

Trademark Information: SunGard, the SunGard logo, Apex Collateral, BusinessPLUS, eSchoolPLUS, Front Arena, InvestOne, Investier, Investor’s View, iWorks Compass, Monis, ONESolution, Valdi, VPM, Wall Street Concepts, and WealthStation are trademarks or registered trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, financial results and pro forma estimates are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: global economic and market conditions; the condition of the financial services industry, including the effect of any further consolidation among financial services firms; our high degree of debt-related leverage; the effect of war, terrorism, natural disasters or other catastrophic events; the effect of disruptions to our systems and infrastructure; the timing and magnitude of software sales; the timing and scope of technological advances; the market and credit risks associated with broker/dealer operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; the integration and performance of acquired businesses; the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents; a material weakness in our internal controls; and unanticipated changes in our income tax provision or the enactment of new tax legislation, issuance of regulations or relevant judicial decisions The factors described in this paragraph and other factors that may affect our business or future financial results are discussed in our periodic filings with the U.S. Securities and Exchange Commission, copies of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

3

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

(Unaudited)

	Three Months Ended Mar. 31,
	2013	2014
Revenue:
Services	$598	$601
License and resale fees	33	44

Total products and services	631	645
Reimbursed expenses	8	8

Total revenue	639	653

Costs and expenses:
Cost of sales and direct operating (excluding depreciation)	261	263
Sales, marketing and administration	155	170
Product development and maintenance	108	103
Depreciation	24	24
Amortization of acquisition-related intangible assets	48	43
Trade name impairment charge	—	339

Total costs and expenses	596	942

Operating income (loss)	43	(289)
Interest expense and amortization of deferred financing fees	(90)	(74)
Loss on extinguishment of debt	(5)	(61)

Loss from continuing operations before income taxes	(52)	(424)
Benefit from income taxes	17	101

Loss from continuing operations	(35)	(323)

Loss from discontinued operations, net of tax	(12)	(17)

Net loss	$(47)	$(340)

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in millions)

(Unaudited)

	Dec. 31, 2013	Mar. 31, 2014
Assets:
Current:
Cash and cash equivalents	$675	$355
Accounts receivable, net	657	549
Prepaid expenses and other current assets	123	138
Assets of discontinued operations	2,516	—

Total current assets	3,971	1,042
Property and equipment, net	152	149
Software products, net	270	249
Customer base, net	421	405
Other assets, net	113	105
Trade name	1,019	672
Goodwill	3,828	3,827

Total Assets	$9,774	$6,449

Liabilities and Stockholder’s Equity:
Current:
Short-term and current portion of long-term debt	$290	$2
Accounts payable and accrued expenses	420	343
Deferred revenue	589	592
Liabilities of discontinued operations	799	—

Total current liabilities	2,098	937
Long-term debt	6,094	4,669
Deferred and other income taxes	739	650
Other long-term liabilities	22	24

Total liabilities	8,953	6,280
Stockholder’s equity	821	169

Total Liabilities and Stockholder’s Equity	$9,774	$6,449

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Statements of Cash Flows

(in millions)

(Unaudited)

	Three Months Ended Mar. 31,
	2013	2014
Cash flow from operations:
Cash flow from continuing operations	$108	$86
Cash flow from discontinued operations	71	36

Cash flow from operations	179	122

Investment activities:
Cash paid for acquired businesses, net of cash acquired	(1)	—
Cash paid for property, equipment and software	(24)	(28)
Other investing activities	1	—

Cash used in continuing operations	(24)	(28)
Cash (used in) provided by discontinued operations	(22)	5

Cash used in investment activities	(46)	(23)

Financing activities:
Cash received from borrowings, net of fees	2,174	(6)
Cash used to repay debt	(2,301)	(1,324)
Other financing activities	(6)	(8)

Cash used in continuing operations	(133)	(1,338)
Cash (used in) provided by discontinued operations	(1)	887

Cash used in financing activities	(134)	(451)

Effect of exchange rate changes on cash	(8)	1

Decrease in cash and cash equivalents	(9)	(351)
Beginning cash and cash equivalents, including cash of discontinued operations (2013: $11, 2014: $31)	546	706

Ending cash and cash equivalents, including cash of discontinued operations (2013: $35, 2014: $-)	$537	$355

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 1. Reconciliation of Adjusted EBITDA to Operating Income (Loss)

We evaluate the performance of our segments using non-GAAP measures. Our primary non-GAAP measure is Adjusted EBITDA, whose corresponding GAAP measure is operating income. Adjusted EBITDA is defined as operating income excluding depreciation, amortization of acquisition-related intangible assets, goodwill and trade name impairment charges, severance and facility closure charges, stock compensation, management fees, and certain other costs.

We believe Adjusted EBITDA is an effective tool to measure our operating performance since it excludes non-cash items and certain variable charges. We use Adjusted EBITDA extensively to measure both SunGard and its reportable segments within the Company, and also to report our results to our board of directors.

While Adjusted EBITDA is useful for analysis purposes, it should not be considered as an alternative to our reported GAAP results. Also, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is similar, but not identical, to adjusted EBITDA per the Senior Secured Credit Agreement for purposes of our debt covenants (see Note 4).

The following is a reconciliation of Adjusted EBITDA and Adjusted EBITDA margin to the corresponding reported GAAP measures that we believe to be most directly comparable. Percentage changes are computed based on unrounded amounts. Also, reported amounts may not sum to totals due to rounding.

	Three Months Ended Mar. 31,
(in millions)	2013	2014	change

Financial Systems segment
Revenue	$589	$600	2%

Adjusted EBITDA	$128	$139	9%
Adjusted EBITDA margin	21.7%	23.2%	1.6	pts

Public Sector & Education segment
Revenue	$50	$53	6%

Adjusted EBITDA	$14	$16	9%
Adjusted EBITDA margin	29.1%	30.1%	0.9	pts

Corporate
Adjusted EBITDA	$(13)	$(10)

Total
Revenue	$639	$653	2%

Adjusted EBITDA	$129	$145	13%
Adjusted EBITDA margin	20.1%	22.2%	2.1	pts

pts = margin points

	Three Months Ended Mar. 31,
	2013	2014	change
Reconciliation of Adjusted EBITDA to operating income:
Financial Systems segment	$128	$139
Public Sector & Education segment	14	16
Corporate	(13)	(10)

Total Adjusted EBITDA	129	145

Depreciation	(24)	(24)
Amortization of acquisition-related intangible assets	(48)	(43)
Trade name impairment	—	(339)
Restructuring and other costs	(4)	(17)
Stock compensation expense	(9)	(9)
Management fees	(1)	(2)

Total operating income	$43	$(289)	(773	) %

Operating income margin	6.7%	-44.2%	(50.9)	pts

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 2. Historical Financial Information

The following table presents revenue, Adjusted EBITDA, the year to year percentage change, Adjusted EBITDA Margin percent and the change in Adjusted EBITDA margin for the full year 2012, each of the four quarters and the full year of 2013, and the first quarter of 2014 for SunGard Data Systems Inc., each of its two segments, Financial Systems and Public Sector & Education, and corporate. The information below reflects the removal of Availability Services for all periods presented. See Note 1 for more information about Adjusted EBITDA. Percentage changes are computed based on unrounded amounts. Also, reported amounts may not sum to totals due to rounding.

($ in Millions)	FY 2012- Actuals	FY 2013 - Actuals					FY 2014 - Actuals
	FY12	1Q13	2Q13	3Q13	4Q13	FY13	1Q14
SunGard
Total Revenues	$2,808	$639	$672	$678	$772	$2,761	$653
YTY %	(4%)	(3%)	(5%)	0%	1%	(2%)	2%
Adjusted EBITDA	$749	$129	$182	$195	$260	$766	$145
YTY %	6%	1%	(0%)	13%	(3%)	2%	13%
Margin %	26.7%	20.1%	26.9%	28.8%	33.8%	27.7%	22.2%
YTY (Pts)	2.5pts	0.7pts	1.4pts	3.3pts	(1.2pts )	1.1pts	2.1pts

Financial Systems segment
Total Revenues	$2,604	$589	$620	$625	$717	$2,551	$600
YTY %	(4%)	(3%)	(6%)	(0%)	1%	(2%)	2%
Adjusted EBITDA	$727	$128	$175	$191	$253	$746	$139
YTY %	2%	2%	(2%)	14%	(2%)	3%	9%
Margin %	27.9%	21.7%	28.2%	30.5%	35.3%	29.2%	23.2%
YTY (Pts)	1.6pts	1.1pts	1.3pts	3.9pts	(0.8pts )	1.3pts	1.6pts

Public Sector & Education segment
Total Revenues	$204	$50	$52	$53	$55	$210	$53
YTY %	0%	(1%)	2%	6%	4%	3%	6%
Adjusted EBITDA	$66	$14	$18	$16	$18	$66	$16
YTY %	5%	(12%)	12%	10%	(8%)	(0%)	9%
Margin %	32.5%	29.1%	33.0%	31.4%	32.8%	31.6%	30.1%
YTY (Pts)	1.4pts	(3.6pts )	3.0pts	1.0pts	(4.1pts )	(0.9pts )	0.9pts

Corporate
Adjusted EBITDA	$(44)	$(13)	$(11)	$(12)	$(11)	$(46)	$(10)
YTY % better (worse)	38%	3%	5%	(27%)	(15%)	(7%)	24%

Reconciliation of Adjusted EBITDA to operating income:

Financial Systems segment	$727	$128	$175	$191	$253	$746	$139
Public Sector & Education segment	66	14	18	16	18	66	16
Corporate	(44)	(13)	(11)	(12)	(11)	(46)	(10)

Total Adjusted EBITDA	749	129	182	195	260	766	145

Depreciation	(96)	(24)	(25)	(24)	(31)	(104)	(24)
Amortization of acquisition-related intangible assets	(218)	(48)	(47)	(43)	(44)	(182)	(43)
Trade name impairment	—	—	—	—	—	—	(339)
Restructuring and other costs	(47)	(4)	(6)	(8)	(10)	(28)	(17)
Stock compensation expense	(31)	(9)	(11)	(10)	(9)	(39)	(9)
Management fees	(9)	(1)	(2)	(2)	(3)	(8)	(2)

Total operating income	$348	$43	$91	$108	$163	$405	$(289)

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 3. 2013 Statement of Cash Flows

The following statement of cash flows reflects the results of Availability Services as well as other businesses disposed of in the first quarter in discontinued operations for the full year 2013 (in millions).

Year Ended Dec. 31 2013

Cash flow from operations:
Cash flow from continuing operations	$422
Cash flow from discontinued operations	324

Cash flow from operations	746

Investment activities:
Cash paid for acquired businesses, net of cash acquired	(2)
Cash paid for property, equipment and software	(111)
Other investing activities	1

Cash used in continuing operations	(112)
Cash used in discontinued operations	(146)

Cash used in investment activities	(258)

Financing activities:
Cash received from borrowings, net of fees	2,171
Cash used to repay debt	(2,475)
Other financing activities	(21)

Cash used in continuing operations	(325)
Cash used in discontinued operations	(2)

Cash used in financing activities	(327)

Effect of exchange rate changes on cash	(1)

Increase in cash and cash equivalents	160
Beginning cash and cash equivalents, including cash of discontinued operations (2013: $11)	546

Ending cash and cash equivalents, including cash of discontinued operations (2013: $31)	$706

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 4. Reconciliation of Income (Loss) from Continuing Operations to EBITDA and Reconciliation of EBITDA to Adjusted EBITDA Per Senior Secured Credit Agreement

EBITDA represents income (loss) from continuing operations before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA per our Senior Secured Credit Agreement is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior secured credit facilities, as amended, our senior notes and senior subordinated notes. Adjusted EBITDA per our Senior Secured Credit Agreement is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement are not recognized terms under generally accepted accounting principles (GAAP). EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement do not represent income (loss) from continuing operations, as that term is defined under GAAP, and should not be considered as an alternative to income (loss) from continuing operations as an indicator of our operating performance. Additionally, EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. SunGard considers EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement to be key indicators of our ability to pay our debt. EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement as presented herein are not necessarily comparable to similarly titled measures. The following is a reconciliation of EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement to income (loss) from continuing operations, the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement. Further information regarding this reconciliation is included in our periodic filings with the U.S. Securities and Exchange Commission.

	Three Months Ended Mar. 31,		Last Twelve Months Ended
(in millions)	2013	2014	Mar. 31, 2014
Total revenue	$639	$653	$2,775

Loss from continuing operations	$(35)	$(323)	$(242)
Interest expense, net	90	74	309
Benefit from income taxes	(17)	(101)	(58)
Depreciation and amortization	72	67	281

EBITDA	110	(283)	290
Trade name impairment charge	—	339	339
Purchase accounting adjustments	2	—	4
Non-cash charges	9	9	39
Restructuring and other	1	18	45
Loss on extinguishment of debt	5	61	62

Adjusted EBITDA - per Senior Secured Credit Agreement *	$127	$144	$779

Adjusted EBITDA margin	19.8%	22.1%	28.1%

Year to Year Margin change		2.3 points

*	Also applies to Senior Notes due 2018 and 2020 and Senior Subordinated Notes due 2019

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 5. Supplemental Information

The debt and cash data included below (in millions) is presented to provide clarity related to SunGard’s debt structure and changes in both the components of debt and cash from December 31, 2013 to March 31, 2014 related to first quarter activity and the split-off of Availability Services (“AS”) from SunGard. Other debt as of December 31, 2013 includes $8 million of debt related to AS which was primarily capital lease obligations.

Dec. 31, 2013	Mar. 31, 2014	Change
Cash	$706	$355	$(351)

Senior Secured Credit Facilities:
Secured revolving credit facility	$—	$—	$—
Tranche A, effective interest rate of 1.92%	7	—	(7)
Tranche C, effective interest rate of 4.41% and 4.44%	427	400	(27)
Tranche D, effective interest rate of 4.50%	713	—	(713)
Tranche E, effective interest rate of 4.10% and 4.31%	2,183	1,918	(265)

Total Senior Secured Credit Facilities	3,330	2,318	(1,012)

Senior Secured Notes due 2014 at 4.875%	250	—	(250)
Senior Notes due 2018 at 7.375%	900	511	(389)
Senior Notes due 2020 at 7.625%	700	700	—
Senior Subordinated Notes due 2019 at 6.625%	1,000	1,000	—
Secured accounts receivable facility, at 3.67% and 3.66%	200	140	(60)
Other, primarily foreign bank debt and capital lease obligations	12	2	(10)

Total debt	$6,392	$4,671	$(1,721)

Net Debt (Total debt less cash)	$5,686	$4,316	$(1,370)

Leverage Metric per Credit Agreement	4.56	x	5.42	x	0.86	x
Weighted Average Interest Rate	5.42%	5.63%	0.21%
Percent Fixed Rate (swap adjusted)	54%	67%	13%
Percent Bonds of Total Debt	45%	47%	2%

At March 31, 2014, the contractual future maturities of debt are as follows (in millions):
Dec. 31, 2013	Mar. 31, 2014	Change
2014	$293	$2	$(291)
2015	31	—	(31)
2016	31	—	(31)
2017	656	540	(116)
2018	929	511	(418)
Thereafter	4,452	3,618	(834)

Total debt	$6,392	$4,671	$(1,721)